Exhibit 10.19(c)

THIRD AMENDMENT TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This THRID AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Third Amendment”) is dated effective as of July 1, 2014 (the “Effective Date”) and is entered into by and between Yale-New Haven Hospital, Inc. a/k/a Yale-New Haven Hospital, a Connecticut corporation (“YNHH”) and GK Financing, LLC, a California limited liability company (“GKF”).

Recitals:

A. On April 10, 1997 GKF and Yale-New Haven Ambulatory Services Corporation, a Connecticut corporation (“ASC”), entered into a Lease Agreement For A Gamma Knife Unit, which was amended pursuant to (i) a certain Addendum dated as of October 25, 2005 (the “Addendum”); (ii) a certain Assignment, Assumption And Amendment of Lease Agreement For A Gamma Knife Unit dated effective as of June 30, 2006 (the “First Amendment”); and (iii) a certain Second Amendment To Lease Agreement For A Gamma Knife Unit (Perfexion Upgrade) dated effective as of May 15, 2009 (the “Second Amendment”). The original Lease Agreement, as amended by the Addendum, First Amendment, and Second Amendment, is referred to herein as the “Lease”.

B. Pursuant to the First Amendment, ASC transferred and assigned its interest in the Lease to its affiliate, YNHH, and YNHH assumed all of ASC’s rights and obligations thereunder.

C. YNHH and GKF desire to further amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the lease.

2. Other provisions. The following sentence is hereby added to Section 9c of the Lease (Other provisions):

“To the extent permitted by applicable law and in recognition of (i) the turnover and/or replacement from time to time of physician and physics personnel from the Gamma Knife teams, and (ii) the importance of proper training of Gamma Knife team members, the parties agree that actual reasonable tuition costs incurred (but excluding travel, meals, lodging and entertainment costs for physician and physics personnel) related to personnel training shall be reimbursed by GKF YNHH, subject to production of receipts and any reasonably requested documentation; provided that (i) such payment is consistent with the AdvaMed Code of Ethics; (ii) the training is conducted in a setting that is conducive to the effective transmission of information; (iii) the training is conducted by individuals with the proper qualifications and expertise; and (iv) no costs relating to the training provided hereunder shall be passed on to any governmental payer.”

3. Governing Law. This Third Amendment shall be governed by and construed under the laws of the State of Connecticut, without reference to its principles of conflicts of law.

4. Counterparts. This Third Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument.

5. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Third Amendment.

6. Full Force and Effect. Except as amended by this Third Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Third Amendment, represent the entire agreement of the parties with respect to the Equipment and its use by YNHH.

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment as of the day first written above.

GK FINANCING, LLC	YALE-NEW HAVEN HOSPITAL, INC.

By: /s/ Ernest A. Bates, M.D.	By: /s/ Abe Legman

Name: Ernest A. Bates, M.D.	Name: Abe Legman

Title: Policy Committee Member	Title: SVP Smilow Cancer Hospital

Date: 7/29/14	Date: 7/28/14